Exhibit 99.1


SIGA

Contact:                                             Investor Contact:
Dr. Bernard Kasten                                   Dianne Will
SIGA Technologies, Inc.                              Willstar Consultants, Inc.
CEO                                                  (518) 398-6222
(212) 672-9100                                       dwill@willstar.net
                                                     ------------------

    SIGA AND TRANSTECH PHARMA ANNOUNCE RECEIPT OF $2.7 MILLION IN NIH FUNDING

New York, NY. and Greensboro, NC., February 15, 2005 - Scientists at SIGA Technologies, Inc. (NASDAQ: SIGA) and privately held TransTech Pharma, Inc.
(TTP) announced the receipt of a $2.7 Million challenge grant from the National Institutes of Health (NIH) to support the development of protease inhibitors to treat orthopoxvirus infections, such as smallpox and monkeypox. The grant award will be used to fund SIGA and TransTech Pharma's joint research efforts directed toward the discovery, optimization, and advancement of lead drug candidates for smallpox and biowarfare defense.

"We are pleased to share in this award with TransTech as validation of our capabilities to advance these research programs to the next level. This support will make a significant impact on the acceleration of these important programs," said Dr. Dennis E. Hruby, Chief Scientific Officer of SIGA Technologies.

Bernard L. Kasten, M.D., SIGA's Chief Executive Officer, commented that, "Smallpox virus (variola) is considered one of the most significant biowarfare threats. It is classified as a category A bioterrorism agent by the Centers for Disease Control and Prevention (CDC). Smallpox is very easily transmitted, it has very high mortality rates and the population is no longer vaccinated against it. Mass immunizations of the general population using the current live vaccine are not recommended, as there are known complications affecting some individuals, which may include encephalitis, myocarditis, and death. Immunocompromised individuals are at particular risk from dissemination and systemic spread of the live virus in the presently available smallpox vaccine. At present there is no treatment for smallpox that can be safely administered to the general population without significant risk of adverse reactions. SIGA is committed to developing effective smallpox protease inhibitors to complement SIGA's previously announced smallpox antiviral drug SIGA-246, which inhibits extracellular enveloped virus (EEV) formation, and SIGA's fourth generation smallpox vaccine program."

About SIGA Technologies, Inc.
SIGA Technologies is applying bacterial and viral genomics in the design and development of novel products for the prevention and treatment of serious infectious diseases, with an emphasis on products for biological warfare defense. SIGA is becoming a significant force in the discovery of vaccine and pharmaceutical agents to fight emerging pathogens. SIGA's product development programs emphasize the increasingly serious problem of drug resistant bacteria and emerging pathogens. SIGA's vaccine and drug platforms are based on its pioneering research into the structure, function and processing of bacterial surface proteins. SIGA is leveraging these platforms through multiple strategic partners, including the National Institutes of Health, the Department of Defense, and TransTech Pharma, Inc. For more information about SIGA, please visit SIGA's Web site at www.siga.com.

About TransTech Pharma, Inc.
TransTech Pharma is a privately held drug discovery company employing approximately 80 people. The Company's high-throughput drug discovery platform, Translational Technology(R), translates the wealth of information from genomics and proteomics into novel and effective small molecules as therapeutics. TransTech has developed several proprietory internal drug discovery programs in various stages of pre-clinical and clinical development for the treatment of human diseases of unmet medical need including thrombosis, Alzheimer's, diabetes/obesity and the neutralization of potential biowarfare agents. In addition to its internal drug discovery programs, TransTech is actively involved in four research collaborations to discover and develop drug candidates with pharmaceutical/biotech companies Novo Nordisk A/S, Cephalon, Inc., Merck & Co. Inc., and SIGA Technologies, Inc. For further information about the company, go to its web site at www.ttpharma.com.

This Press Release contains certain "forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market and the availability of funding sources for continued development of such products. Forward-looking statements are based on management's estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond the control of SIGA. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include the risks that (a) potential products that appear promising to SIGA or its collaborators cannot be shown to be efficacious or safe in subsequent pre-clinical or clinical trials, (b) SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products, (c) SIGA may not be able to obtain promised funding for its development projects or other needed funding, and (d) SIGA may not be able to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this Press Release and the above mentioned presentation, is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in other documents that SIGA has filed with the Commission. SIGA urges investors and security holders to read those documents free of charge at the Commission's Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. SIGA does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.



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